Exhibit 99.1

Leslie F. Kenne Elected to Harris Corporation Board of Directors

MELBOURNE, Florida, April 23, 2004—Retired U.S. Air Force Lieutenant General Leslie F. Kenne has been elected to the Board of Directors of Harris Corporation (NYSE:HRS).

“We are delighted to welcome Leslie to the Harris board,” commented Howard L. Lance, chairman and chief executive officer. “She had a distinguished 33-year military career that included technical training, command experience, and responsibility for large aircraft test, evaluation and acquisition programs. Her insights and counsel will be extremely valuable as Harris continues to expand its position in government markets.”

Throughout her military career, Kenne balanced command experience with continuous technical and academic training. She was promoted to Brigadier General in 1994 following a tour of duty during which she was responsible for a budget of $25 billion and an aircraft fleet of 3,000 F-16 aircraft. She was subsequently responsible for financial planning, budgeting, and repair of F-111 and A-10 aircraft, radio, and air traffic control systems. In 1997 she was awarded her second star to become a Major General and concurrently appointed as director of the Joint Strike Fighter program, the DoD’s largest acquisition program, with a budget of $30 billion. She was promoted to Lieutenant General in 1999 and named Commander, Electronic Systems Center (ESC), Hanscom Air Force Base, Massachusetts. At ESC, she directed the development, acquisition, and maintenance of Air Force command and control systems including JSTARS, AWACS, and other global awareness programs, and commanded an organization of 12,000 people.

Kenne retired from the Air Force in September 2003. She was recently appointed to the board of EDO Corporation, a provider of military products and services.

Kenne received a B.S. degree in Aerospace Engineering from Auburn University and entered the Air Force as a distinguished graduate of Auburn’s ROTC program. She was later awarded an M.S. degree in Procurement Management from Webster College in St. Louis. She also has attended the Armed Forces Staff College in Norfolk, Virginia, and the National War College at Fort McNair, Washington, D.C.

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

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Editor’s note: Photo available on request.

Contact Information:

Tom Hausman
Harris Corporate Headquarters
tom.hausman@harris.com
321-727-9131